Calculation of Filing Fee Tables
S-8
Alibaba Group Holding Ltd
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, par value US$ 0.000003125 per share	Other	74,400,000	$ 15.56	$ 1,157,664,000.00	0.0001531	$ 177,238.36
Total Offering Amounts:						$ 1,157,664,000.00		$ 177,238.36
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 177,238.36
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the Registration Statement to which this exhibit 107 is a part includes an indeterminate number of additional ordinary shares, par value US$0.000003125 per share (the "Ordinary Shares") of Alibaba Group Holding Limited (the "Registrant"), which may be offered and issued under the Registrant's 2024 Equity Incentive Plan (the "2024 Plan") and 2024 Equity Incentive Plan (Existing Shares) (the "2024 Plan (Existing Shares)") to prevent dilution from stock splits, stock dividends or similar transactions. (2) These Ordinary Shares may be represented by the Registrant's American depositary shares ("ADSs"), each of which represents eight Ordinary Shares. ADSs issuable upon deposit of the securities registered hereby have been registered under separate registration statements on Form F-6 (Registration No. 333-198401, Registration No. 333- 231579 and Registration No. 333-262511). (3) Represents 68,000,000 Ordinary Shares reserved for issuance under the 2024 Plan and 6,400,000 Ordinary Shares reserved for distribution under the 2024 Plan (Existing Shares). (4) Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant's ADSs as reported on the New York Stock Exchange on May 15, 2025 divided by eight, the then Ordinary Share-to-ADS ratio.